Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2010 Financial Results

Highlights:

•	Q4 revenue of $144.9M, up 23% from year-ago quarter and 3% sequentially

•	Q4 EPS of $0.71 per diluted share

•	Full Year revenue increase of 27% to $532.1M

•	Full Year EPS of $2.73 per diluted share

•	2010 year-ending cash & short term investments of $287.2M

•	Global Headcount of 17,383 on December 31, 2010, up 38% versus prior year

TROY, Mich. – February 17, 2011 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the fourth quarter and full year, ended December 31, 2010.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased 23 percent to $144.9 million, compared to $117.8 million in the prior-year period, and increased three percent sequentially from $140.5 million in the third quarter of 2010. During the fourth quarter, Applications Outsourcing accounted for 76 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 14 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 38.4 percent in the fourth quarter, compared to 50.2 percent in the prior-year period and 39.6 percent in the third quarter of 2010. Selling, General and Administrative (SG&A) expenses were 17.4 percent in the fourth quarter, compared to 17.0 percent in the prior-year period and 17.7 percent in the previous quarter. Fourth quarter income from operations was 20.9 percent as compared to 33.2 percent in the prior-year period and 21.9 percent in the third quarter of 2010. The sequential reduction in operating margin was the result of appreciation in the Indian rupee, advanced hiring which lowered utilization levels, and costs associated with facility expansion programs.

Net income for the fourth quarter was $29.8 million or $0.71 per diluted share, compared to $35.8 million or $0.86 per diluted share in the prior-year period and net income of $30.4 million or $0.73 per diluted share in the third quarter of 2010.

Full Year 2010 Financial Highlights

Revenue for 2010 increased 27 percent to $532.1 million, from $419.0 million in 2009. The Company’s operating margins in 2010 contracted to 22.7 percent, compared to 29.9 percent in 2009. Net income for the year was $113.6 million, or $2.73 per diluted share compared to $118.5 million or $2.86 per diluted share in 2009. Year-over-year margins and earnings were pressured by the impact of wage increases, currency fluctuations, and costs associated with investments in hiring and infrastructure.

During 2010, Syntel spent $22.5 million in CAPEX, largely in support of campus infrastructure, paid $30.7 million in dividends ($0.74 per share), and finished the year with cash and short-term investments of $287.2 million. The Company added 30 new clients during the year and ended 2010 with 17,383 employees globally.

Operational Highlights

“We are extremely encouraged by the overall performance of our business in 2010, and are optimistic that the demand environment for our services will remain healthy in 2011,” said Syntel CEO and President Prashant Ranade. “Growth has been broad-based for Syntel across service offerings, verticals, and clients. This provides us with increased confidence that our strategic investments and go-to-market approach are on the right track.”

“In 2010, Syntel’s revenue grew by 27%. During the same period, global headcount increased 38% and our physical infrastructure capacity expanded by 9,000 seats,” said Ranade. “We will continue to invest in the long-term sustainable health of our business, with a focus on driving enhanced value for all key Syntel stakeholders.”

2011 Guidance

Based on current visibility levels and an exchange rate assumption of 45.6 rupees to the dollar, the Company currently expects 2011 revenue of $600 to $630 million and EPS in the range of $2.65 to $2.90.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year 2010 results today on a conference call at 10:00 a.m. (EST). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 24, 2011 by dialing (800) 642-1687 and entering “43767427”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of December 31, 2010, Syntel employed more than 17,300 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Contact: Jon Luebke, Syntel, (248) 619-3503, jon_luebke@syntelinc.com

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2010	2009	2010	2009

Net revenues	$144,900	$117,772	$532,133	$419,006
Cost of revenues	89,278	58,658	320,042	215,154

Gross profit	55,622	59,114	212,091	203,852
Selling, general and administrative expenses	25,270	19,968	91,556	78,463

Income from operations	30,352	39,146	120,535	125,389

Other income, principally interest	4,008	3,222	13,126	10,059

Income before income taxes	34,360	42,368	133,661	135,448

Income tax expense	4,597	6,587	20,068	16,953

Net income	$29,763	$35,781	$113,593	$118,495

Dividend per share	$0.56	$0.06	$0.74	$0.24

EARNINGS PER SHARE:
Basic	$0.72	$0.86	$2.74	$2.86
Diluted	$0.71	$0.86	$2.73	$2.86

Weighted average common shares outstanding:

Basic	41,570	41,463	41,524	41,407

Diluted	41,679	41,542	41,611	41,491

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$78,505	$87,822
Short term investments	208,695	112,243
Accounts receivable, net of allowance for doubtful accounts of $3,090 and $3000 at December 31, 2010 and December 31, 2009, respectively	75,873	48,523
Revenue earned in excess of billings	5,329	5,809
Deferred income taxes and other current assets	43,705	23,739

Total current assets	412,107	278,136

Property and equipment	171,445	143,911
Less accumulated depreciation and amortization	69,338	54,271

Property and equipment, net	102,107	89,640

Goodwill	906	906

Non current Term Deposits with Banks	66	23,337

Deferred income taxes and other non current assets	30,931	20,603

	$546,117	$412,622

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$40,736	$26,240
Income taxes payable	2,291	777
Accounts payable and other current liabilities	29,384	21,139
Deferred revenue	9,783	5,888

Total current liabilities	82,194	54,044

Other non current liabilities	12,453	8,540

Total liabilities	94,647	62,584

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	451,470	350,038

Total liabilities and shareholders’ equity	$546,117	$412,622